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                                                                   Exhibit 10.1




                              FORMATION AGREEMENT


         AGREEMENT, dated this 10th day of January, 1994, by and between InfoSoft International, Inc., a Delaware corporation ("InfoSoft"), and Houghton Mifflin Company, a Massachusetts corporation ("Houghton Mifflin").

                             Preliminary Statement

         A. Houghton Mifflin currently operates a division known as the Software Division which develops, markets and supports software tools including proofing tools and electronic reference works (the "Software Division").

         B. Subject to the conditions set forth herein, Houghton Mifflin wishes to sell, assign and transfer all of the assets and properties of the business of the Software Division as set forth in Schedule I attached hereto (the "Subject Assets") to InfoSoft, and InfoSoft wishes to accept such sale, assignment and transfer in consideration of (i) the issuance of 2,330 shares (the "Series A Shares") of its Series A Convertible Preferred Stock, $.01 par value per share, to Houghton Mifflin and (ii) the assumption by InfoSoft of the Assumed Liabilities (as hereinafter defined) pursuant to the terms contained herein.

         C.      The parties now wish to enter into this Agreement.

                              Terms and Conditions

         In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         Section 1. Assignment and Transfer of the Subject Assets.

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                 (a)      Subject to the conditions set forth herein, Houghton
Mifflin hereby agrees to sell, transfer, convey, assign and deliver to InfoSoft all of the Subject Assets, as more particularly identified on Schedule I attached hereto, in consideration of (i) the Series A Preferred and (ii) InfoSoft's assumption of the Assumed Liabilities. Such purchase and sale shall take place on the closing date (the "Closing Date") of InfoSoft's proposed initial public offering (the "InfoSoft Public Offering") of 3,000,000 shares of its Common Stock, $.01 par value per share (the "Common Stock"), effective immediately following the initial issuance and sale of the shares of Common Stock in the InfoSoft Public Offering, without regard to any subsequent sales that may take place under the underwriters' over-allotment option (the "Effective Time of Closing"). Houghton Mifflin hereby represents and warrants to InfoSoft that Houghton Mifflin has, and InfoSoft will receive at the Effective Time of Closing, good and marketable title to the Subject Assets, free and clear of liens, pledges or encumbrances of any kind, except encumbrances relating to the Assumed Liabilities. The Subject Assets will otherwise be transferred on the Closing Date "as is, where is" and without representation or warranty of any kind, express or implied. Notwithstanding the foregoing transfer and assignment, Houghton Mifflin shall not be deemed to have transferred or assigned to InfoSoft any contract, lease or agreement if such transfer or assignment requires the consent of any party other than Houghton Mifflin and such consent has not been obtained as of the date hereof. Houghton Mifflin hereby agrees to take all actions reasonably necessary to obtain any such required consent, and upon the receipt of such consent, such contract, lease or agreement shall automatically be deemed to have been assigned and transferred to InfoSoft as of the Effective Time of Closing.
Prior to the receipt of such consent, Houghton Mifflin shall take all actions necessary to give to InfoSoft the benefits of such contract, lease or agreement, and InfoSoft shall take all actions necessary to assume and perform all obligations and liabilities of Houghton Mifflin in respect thereof.

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                 (b)      At the Effective Time of Closing, (i) Houghton
Mifflin shall deliver to InfoSoft revised forms of Schedule I and Schedule II attached hereto, reflecting any additions or other changes to the items reflected therein which have occurred between September 30, 1993 and the Effective Time of Closing in accordance with the express terms of said Schedules and any other changes therein which have been mutually agreed to by the parties; (ii) Houghton Mifflin shall transfer the Subject Assets to InfoSoft by execution and delivery of a Bill of Sale in the form of Exhibit A-1 attached hereto, an assignment or assignments of patents in the form of Exhibit A-2 attached hereto, an assignment or assignments of trademarks in the form of Exhibit A-3 attached hereto, an assignment or assignments of copyrights in the form of Exhibit A-4 attached hereto, and an assignment or assignments of contracts in the form of Exhibit A-5 attached hereto; (iii) InfoSoft shall issue the Series A Shares to Houghton Mifflin and deliver to Houghton Mifflin a certificate evidencing said Series A Shares; (iv) InfoSoft shall agree to assume, perform and pay, honor and discharge, when due and payable, and otherwise in accordance with any relevant governing agreements and instruments, all duties, responsibilities, obligations, costs, expenses and liabilities of Houghton Mifflin and its subsidiaries and affiliates of every kind and description (A) under any and all contracts with third parties included in the Subject Assets, or (B) otherwise arising out of the operations of the Software Division either before or after the Effective Time of Closing, including without limitation the liabilities of the Software Division identified on
Schedule II attached hereto (the "Assumed Liabilities"), in each case whether absolute or contingent, known or unknown, asserted or unasserted or whether now existing or arising in the future, by the execution of an Agreement of Assumption of Liabilities in the form of Exhibit B attached hereto; and (v) Houghton Mifflin and InfoSoft shall execute and deliver the other agreements referred to in Section 6. It is expressly understood and agreed that Houghton Mifflin shall not transfer any ownership rights with respect to any assets other than the Subject Assets as specified in the Bill of Sale and Assignments delivered pursuant to clause (ii) of this Section 1(b), and InfoSoft shall not receive any rights in the properties licensed pursuant to the License Agreements referred to in Section 6(a) other than the license rights specifically conferred by said License Agreements. The parties understand, acknowledge and agree that the terms of the Series A Convertible Preferred Stock entitle Houghton Mifflin to a mandatory dividend with respect to the Series A Shares in the aggregate equal to 87.5% of the net proceeds InfoSoft shall receive in connection with its sale of 3,000,000 shares of Common Stock in the InfoSoft Public Offering (which net proceeds shall not include any proceeds received by InfoSoft in connection with the exercise of any over-allotment option by the underwriters of the InfoSoft Public Offering), which shall be paid immediately following such sale, and that the Series A Shares shall automatically convert to 2,330,000 shares of Common Stock (the "Houghton Mifflin Shares") following the payment of such dividend.

         Section 2. Selection of Directors. InfoSoft shall use its best efforts to cause its Board of Directors to nominate to the shareholders of InfoSoft (the "InfoSoft Shareholders") for election to the Board of Directors of InfoSoft one Class I Director or one Class II Director of InfoSoft, as the case may be, proposed in writing by Houghton Mifflin to InfoSoft no later than February 1 in each year that such Class I Directorships or Class II Directorships, as the case may be, are being voted on by the InfoSoft Shareholders so that, subject to the election and qualification of the persons nominated by Houghton Mifflin, at any time a total of two Directors of InfoSoft shall be persons nominated by Houghton Mifflin under this Section 2 (or in the event that the Board of Directors of InfoSoft increases at any time to more than nine members, two-ninths of the Directors (rounded up to the next higher whole number) shall be persons nominated by Houghton Mifflin) (individually, a "Houghton Mifflin Nominee" and collectively, the "Houghton Mifflin Nominees"). It is understood that, as among the current Directors of InfoSoft, Stephen O. Jaeger and William S. Wisneski shall be treated as the Houghton Mifflin Nominees for purposes of this Section 2. In the event a Houghton Mifflin Nominee ceases to serve as a Director of InfoSoft for any reason prior to the end of his or her term, InfoSoft shall use its best efforts to cause its Board of Directors to elect a person proposed in writing by Houghton Mifflin as a replacement Houghton Mifflin Nominee. The obligations of InfoSoft under this
Section 2 shall terminate on the date when Houghton Mifflin sells or otherwise transfers any shares of Common Stock and, immediately following such sale or transfer, Houghton Mifflin owns less than 20% of the total number of shares of Common Stock then issued and outstanding.

         Section 3. Registration Rights.

                 (a) Optional Registrations. If at any time or times during the period extending from the date 360 days after the Effective Time of Closing to the date three years after the Effective Time of Closing, InfoSoft shall determine to register any of its Common Stock or securities convertible into or exchangeable or exercisable for Common Stock under the Securities Act of 1933, as amended (the "Securities Act") (whether in connection with a public offering of securities by InfoSoft (a "primary offering"), a public offering thereof by stockholders (a "secondary offering"), or both, but not in connection with a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the Securities and Exchange Commission (the "Commission") under the Securities Act is applicable), InfoSoft will promptly give written notice thereof to Houghton Mifflin, and will use its best efforts to effect the registration under the Securities Act of all shares of Common Stock which Houghton Mifflin may request in a writing delivered to InfoSoft within fifteen (15) days after the notice given by InfoSoft; provided, however, that in the case of the registration of Common Stock by InfoSoft in connection with an underwritten public offering, it shall not be required to register Registrable Securities of





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Houghton Mifflin in excess of the amount, if any, of Common Stock which the principal underwriter of an underwritten offering shall reasonably and in good faith agree in writing to include in such offering. If InfoSoft includes in such a registration any securities to be offered by it, all expenses of registration and offering and the reasonable fees and expenses of not more than one independent counsel for Houghton Mifflin shall be borne by InfoSoft, except that Houghton Mifflin shall bear underwriting commissions attributable to its shares of Common Stock being registered and transfer taxes on shares being sold by Houghton Mifflin. If the registration under this Section 3(a) is exclusively a secondary offering, as defined in this Section 3(a), Houghton Mifflin shall bear its proportionate share of the expenses of the registration and offering, except expenses which InfoSoft would have incurred whether or not registration was attempted, including, without limitation, the expense of preparing normal audited or unaudited financial statements or summaries consistent with this Agreement or applicable Commission filings.

                 (b) Required Registrations. If on any occasions during the period extending from the date 360 days after the Effective Time of Closing to the date three years after the Effective Time of Closing, Houghton Mifflin shall notify InfoSoft in writing that it intends to offer or cause to be offered for public sale all or any portion of its shares of Common Stock, InfoSoft will either (i) elect to make a primary offering in which case the rights of Houghton Mifflin shall be as set forth in Section 3(a) (except that InfoSoft shall not be permitted to limit the number of shares which may be registered by Houghton Mifflin), or (ii) use its best efforts to cause such of the shares of Common Stock held by Houghton Mifflin as may be requested by Houghton Mifflin to be registered under the Securities Act in accordance with the terms of this Section 3(b). All expenses of such registrations and offerings shall be borne by Houghton Mifflin, including without limitation the expense of any special audit of InfoSoft's financial statements if the notice requesting registration does not reasonably permit the use of existing or contemplated audited statements. InfoSoft shall not be required to cause a registration statement requested pursuant to this Section 3(b) to become effective prior to ninety (90) days following the effective date of a registration statement initiated by InfoSoft, if the request for registration has been received by InfoSoft subsequent to the giving of written notice by InfoSoft, made in good faith, to Houghton Mifflin to the effect that InfoSoft is commencing to prepare an InfoSoft-initiated registration statement (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the Commission under the Securities Act is applicable); provided, however, that InfoSoft shall use its best efforts to achieve such effectiveness promptly following such ninety
(90) day period if the request pursuant to this Section 3(b) has been made prior to the expiration of such ninety (90) day period. InfoSoft may postpone the filing of any registration statement required hereunder for a reasonable period of time, not to exceed sixty (60) days, if InfoSoft has been advised by legal counsel that such filing would require the disclosure of a material transaction or other factor and InfoSoft determines reasonably and in good faith that such disclosure would have a material adverse effect on InfoSoft.





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                 (c)      Further Obligations of InfoSoft.  Whenever under the
preceding sections of this Section 3 InfoSoft is required hereunder to register Common Stock, it agrees that it shall also do the following:

                         (i) Use its best efforts to diligently prepare for filing with the Commission a registration statement and such amendments and supplements to said registration statement and the prospectus used in connection therewith as may be necessary to keep said registration statement effective and to comply with the provisions of the Securities Act with respect to the sale of securities covered by said registration statement for the period necessary to complete the proposed public offering;

                        (ii) Furnish to Houghton Mifflin such copies of each preliminary and final prospectus and such other documents as Houghton Mifflin may reasonably request to facilitate the public offering of its Common Stock;

                       (iii) Enter into any underwriting agreement with provisions reasonably required by the proposed underwriter for Houghton Mifflin, if any; and

                        (iv) Use its best efforts to register or qualify the Common Stock covered by said registration statement under the securities or "blue sky" laws of such jurisdictions as Houghton Mifflin may reasonably request, provided that InfoSoft shall not be required to register in any states which require it to qualify to do business or subject itself to general service of process, and provided that in the case of an optional registration under Section 3(a) InfoSoft shall not be required so to register in more than ten (10) states in addition to those in which it would otherwise register for purposes of the sale of securities by InfoSoft.

                 (d) Indemnification in Connection with Registration. Incident to any registration statement referred to in this Section 3, and subject to applicable law, InfoSoft will indemnify each underwriter, Houghton Mifflin, and each person controlling any of them, against all claims, losses, damages and liabilities, including legal and other expenses reasonably incurred in investigating or defending against the same, arising out of any untrue statement of a material fact contained therein, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any violation by InfoSoft of the Securities Act, any state securities or "blue sky" laws or any rule or regulation thereunder in connection with such registration, except insofar as the same may have been caused by an untrue statement or omission based upon information furnished in writing to InfoSoft by such underwriter, Houghton Mifflin, or such controlling person, respectively, expressly for use therein, and with respect to such untrue statement or omission in the information furnished in writing to InfoSoft by Houghton Mifflin, Houghton Mifflin will indemnify the underwriters, InfoSoft, and its directors and officers, and each person controlling any of them against any losses, claims, damages, expenses or liabilities to which any of them may become subject to the same extent.





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         Section 4. General Indemnification.

                 (a) Indemnification by InfoSoft. From and after the date hereof, InfoSoft agrees to indemnify, defend and hold harmless Houghton Mifflin and its officers, directors and employees from and against all claims, liabilities, actions, suits, losses, damages, costs and expenses (including interest, penalties and attorney's fees and disbursements) suffered, sustained or incurred by Houghton Mifflin or any of them in connection with any claims by third parties which arise out of or result from (i) the failure by InfoSoft to discharge the Assumed Liabilities or any other duties, responsibilities, obligations or liabilities to the same extent that the same are assumed by InfoSoft under this Agreement or any instrument or document executed pursuant to this Agreement or (ii) InfoSoft's use, ownership, management, control or enjoyment of the Subject Assets transferred hereunder (individually, an "Indemnifiable Loss").

                 (b) Mutual Indemnification with Respect to Tax Matters. Houghton Mifflin has heretofore filed, and will file for its taxable years ending December 31, 1993 and 1994, federal and state income tax returns which reflect the taxable income or loss of the Software Division for the periods during which it was owned and operated by Houghton Mifflin. With respect to Houghton Mifflin's future payment obligations for 1993 and 1994 taxes which have not yet been paid by Houghton Mifflin, InfoSoft shall reimburse Houghton Mifflin for the share of such tax payments allocable to the Software Division as reflected in an account payable from InfoSoft to Houghton Mifflin on InfoSoft's balance sheet at the Effective Time of Closing. In the event that Houghton Mifflin shall, in connection with any audit of its federal or state tax returns which reflect any taxable income or loss of the Software Division, or any amendment to any such return, be required to pay any additional taxes in excess of those originally reported on such return, or be entitled to the benefit of any reduction in taxes below those originally reported on such return, in either case only to the extent of any such additional taxes or reduction in taxes attributable to any adjustment in the taxable income of the Software Division as reflected in such return, InfoSoft shall indemnify Houghton Mifflin for the amount of such additional taxes, or Houghton Mifflin shall indemnify InfoSoft for the amount of such tax reduction, in either case with interest at the applicable federal rate for short-term borrowings (as defined in the Internal Revenue Code) from time to time in effect. The amount of any payment required to be made under this Section 4(b) shall be an "Indemnifiable Loss" for purposes of Schedule III to the Agreement, and any tax audit proceedings which may give rise to a claim for indemnification against InfoSoft under this Section 4(b) shall be treated as a Third Party Claim for purposes of said Schedule III. Houghton Mifflin shall not file any amended tax return that would give rise to such a claim in the absence of either (i) written consent from InfoSoft for such filing or (ii) written guidance from Houghton Mifflin's counsel or accountants to the effect that such filing is required, provided that Houghton Mifflin shall consult with InfoSoft regarding such guidance before making such filing. The taxable income attributed to the Software Division in all income tax returns prepared by Houghton Mifflin for the years ended December 31, 1993 and 1994 shall be reasonably consistent with the financial statements of the Software Division presented in the final prospectus issued in connection with the public offering and





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Houghton Mifflin's internal financial statements for any portion of such year not included in such financial statements presented in such prospectus.

                 (c) Special Tax Indemnification by Houghton Mifflin. Houghton Mifflin shall indemnify InfoSoft for any additional tax cost resulting from the disallowance of any deduction arising from the amortization of any asset whose basis was determined at the time of formation of InfoSoft by application of Section 197 of the Internal Revenue Code of 1986, as amended (the "Code"). The amount of such indemnification payment shall be equal to the excess of (i) the actual amount of the InfoSoft income tax over (ii) the amount of income tax that InfoSoft would have incurred had such deduction been allowed under Section 197 of the Code. Houghton Mifflin shall pay to InfoSoft the additional tax cost at the time such additional tax cost is paid by InfoSoft to the Internal Revenue Service or such other applicable tax authority, or if later the time of final determination of such additional tax cost. The total combined additional tax cost that Houghton Mifflin shall be required to pay under this indemnification shall not exceed the total tax benefit, net of any valuation reserve, recorded on InfoSoft's balance sheet as of the date of formation. InfoSoft shall not take any action that would give rise to a claim under this Section 4(c) in the absence of either (i) written consent from Houghton Mifflin or (ii) written guidance from InfoSoft's counsel or accountants to the effect that such action is required, provided that InfoSoft shall consult with Houghton Mifflin regarding such guidance before taking such action. Houghton Mifflin shall not be liable under this indemnification for any additional tax cost resulting from changes in the applicable tax laws, including all applicable rulings and regulations.

                 (d) Limitations and Procedures. The limitations on the indemnification obligations and the procedures for indemnification are set forth on Schedule III attached hereto and made a part hereof.

         Section 5. Conditions to the Closing. The obligations of each party under this Agreement shall be subject to the conditions that (a) the Board of Directors of Houghton Mifflin, or a Committee of such Board or an Officer or Officers of Houghton Mifflin designated by such Board for such purpose, shall have approved the pricing of the shares of Common Stock to be sold in the Infosoft Public Offering, (b) the Closing shall have taken place no later than May 31, 1994, and (c) at the Closing, the other party shall have executed and delivered the closing documents referred to in Section 1(b) for which such other party is responsible and each of the other agreements referred to in
Section 6.

         Section 6. Covenant to Enter into Other Agreements. InfoSoft and Houghton Mifflin covenant and agree to enter into the following agreements immediately upon the consummation of the InfoSoft Public Offering:

                 (a) the License Agreements substantially in the form of Exhibits C-1, C-2 and C-3 attached hereto pursuant to which, inter alia, Houghton Mifflin grants to InfoSoft certain rights with respect to the incorporation of specified Houghton Mifflin published reference works in products of the Company and the licensing of those products to OEMs and other licensees;





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                 (b)      the Administration and Services Agreement
substantially in the form of Exhibit D attached hereto pursuant to which Houghton Mifflin and InfoSoft agree upon the various services and facilities which Houghton Mifflin will continue to provide to InfoSoft following the Closing Date and the fee structure for those services; and

                 (c) the Use and Occupancy Agreement substantially in the form of Exhibit E attached hereto pursuant to which InfoSoft will continue to
(i) occupy certain office space located in Houghton Mifflin's corporate headquarters, (ii) use certain furniture, fixtures and equipment of Houghton Mifflin and (iii) receive certain office services from Houghton Mifflin.

         Section 7. Miscellaneous.

                 (a) No Waiver; Cumulative Remedies. No failure or delay on the part of either InfoSoft or Houghton Mifflin in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                 (b) Notices. Notices and other communications provided for herein shall be in writing (which shall include notice by facsimile transmission) and shall be delivered or mailed, certified, return receipt requested (or if by facsimile communications equipment of the sending party hereto, delivered by such equipment), addressed as follows:

                 If to InfoSoft:

                          InfoSoft International, Inc.
                          222 Berkeley Street
                          Boston, MA 02116
                          Attention:  Steven R. Vana-Paxhia,
                                            President
                          Telecopier:  (617) 351-1115

                 If to Houghton Mifflin:

                          Houghton Mifflin Company
                          222 Berkeley Street
                          Boston, MA  02116
                          Attention:  General Counsel
                          Telecopier:  (617) 351-1125

                 (c) Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.





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                 (d)      Governing Law.  This Agreement shall be governed by,
and construed in accordance with, the laws of The Commonwealth of Massachusetts, without regard to the choice of law principles thereunder.

                 (e) Bulk Sales. InfoSoft hereby waives compliance by Houghton Mifflin with the provisions of any so-called bulk transfer law in connection with the assignment and transfer of the Subject Assets to InfoSoft.

                 (f) Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

                 (g) Further Assurances. From time to time prior to, at and after the date hereof, each of InfoSoft and Houghton Mifflin will execute all such instruments and take all such actions as the other party, being advised by counsel, shall reasonably request in connection with carrying out and effectuating the intent and purposes hereof and all transactions and things contemplated by this Agreement, including the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the date hereof, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

                 (h) Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that the parties are not signatory to the same counterpart.

                  [Remainder of page intentionally left blank]





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         IN WITNESS WHEREOF, InfoSoft and Houghton Mifflin have caused this
Agreement to be duly executed under seal by their duly authorized officers as of the date first above written.

                                        INFOSOFT INTERNATIONAL, INC.



                                                By:_____________________________
                                     Title:


                                                        HOUGHTON MIFFLIN COMPANY



                                                By:_____________________________
                                     Title:








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                                   SCHEDULE I

                           TO THE FORMATION AGREEMENT
                      BETWEEN INFOSOFT INTERNATIONAL, INC.
                          AND HOUGHTON MIFFLIN COMPANY
                             DATED JANUARY 10, 1994


ASSETS AND PROPERTIES OF HOUGHTON MIFFLIN ASSIGNED, TRANSFERRED AND CONVEYED TO
                                   INFOSOFT



A.       Patents

B.       Trademarks

C.       Copyright Registrations

D.       Computer Software

E.       Customer Contracts

F.       Rights Acquisition Agreements

G.       Consulting Agreements

H.       Furniture, Fixtures and Equipment

I. Accounts receivable as reflected on InfoSoft's balance sheet at the Effective Time of Closing

J.       Other Assets

         1.      All of the goodwill of the Software Division.

         2. All files, records, reports and similar materials prepared and maintained by the Software Division in the ordinary course of business.

         3. All documentation, manuals, and similar materials relating to the computer software referred to in Item D above.





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
                                   SCHEDULE I
                                  (continued)

         4. All confidentiality agreements by and between Houghton Mifflin (on behalf of the Software Division) and third parties, except for confidentiality agreements with employees or consultants of the Software Division.

         5. All copyrights, trade secret rights, and other intellectual property rights owned by Houghton Mifflin relating to the computer software referred to in Item D above and documentation related thereto.

         6. All other incidental materials, properties and contracts, not listed above, owned by Houghton Mifflin which have historically been used by the Software Division and are not used by or necessary to operations of Houghton Mifflin other than the Software Division.

         7. Any other assets listed or reflected in InfoSoft's balance sheet at the Effective Time of Closing and not otherwise set forth above.

K.       Additions and Changes

         There shall also be included in the Subject Assets any intellectual property, licenses, furniture, fixtures and equipment, accounts receivable, and other assets of the same or similar type as those referred to above which are acquired, developed or entered into in the ordinary course of the business of the Software Division between the date of this Agreement and the Effective Time of Closing, all of which shall be expressly identified and set out under the appropriate headings in a substituted version of this Schedule I to be delivered by Houghton Mifflin at the Closing.





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
                                  SCHEDULE II


                           TO THE FORMATION AGREEMENT
                      BETWEEN INFOSOFT INTERNATIONAL, INC.
                          AND HOUGHTON MIFFLIN COMPANY
                             DATED JANUARY 10, 1994



         LIABILITIES OF HOUGHTON MIFFLIN ASSUMED BY INFOSOFT


A.       Accounts Payable

         All accounts payable of the Software Division outstanding as of the Effective Time of the Closing.

B.       Contracts

         All liabilities of the Software Division under the contracts and agreements of the Software Division including, without limitation, the contracts and agreements listed in items D, E, F, G, J, and K of Schedule I attached hereto.

C.       Employees and Consultants

         All liabilities and obligations of the Software Division related to claims of discrimination in terms and conditions of employment or termination of employment and for wages, salaries, bonuses and other direct and indirect compensation earned by employees and/or consultants of the Software Division from and after the Effective Time of Closing as well as all liabilities and obligations of the Software Division to its employees as of the Effective Time of Closing for unused sick time and/or vacation time. Houghton Mifflin will retain all liabilities and obligations in respect of past and present employees of the Software Division in connection with all employee benefit plans of Houghton Mifflin.

D.       Litigation

         Any and all liabilities, costs and expenses (including but not limited to legal fees) in connection with the civil action known as Proximity Technology, Inc. v. Barbara Kamara Bargert Pinkerton and Houghton Mifflin Company, United States District Court for the Western District of Washington at Seattle, Case No. C93-1297C.





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
                                  SCHEDULE III

                           TO THE FORMATION AGREEMENT
                      BETWEEN INFOSOFT INTERNATIONAL, INC.
                          AND HOUGHTON MIFFLIN COMPANY
                             DATED JANUARY 10, 1994

1.       Limitations on Indemnification Under Section 4

         (a) Insurance Proceeds. The amount which InfoSoft (the "Indemnitor") is required to pay to Houghton Mifflin and its officers, directors and employees (in each case, an "Indemnitee") pursuant to Section 4(a) of the Formation Agreement dated January 10, 1994, by and between InfoSoft and Houghton Mifflin (this "Agreement"), or which either party (the "Indemnitor") is obligated to pay the other (the "Indemnitee") under Section 4(b) of this Agreement, shall be reduced (including, without limitation, retroactively) by any insurance proceeds received from an insurance carrier or paid by an insurance carrier on behalf of any insured net of any insurance proceeds or other amounts actually recovered by or for the benefit of such Indemnitee, in the reduction of the related Indemnifiable Loss. All amounts required to be paid, as so reduced, are hereafter sometimes collectively called "Indemnity Payments" and are individually called an "Indemnity Payment." If any Indemnitee shall have received an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to InfoSoft a sum equal to the lesser of the amount of such Insurance Proceeds or other amounts actually received or the amount of such Indemnity Payment.

         (b) Tax Savings or Cost. If any Indemnitee shall actually realize a tax savings or tax cost by reason of having incurred an Indemnifiable Loss for which such Indemnitee shall have received a payment from the Indemnitor,
(i) in the event that any Indemnitee incurs a tax savings as a result of having incurred an Indemnifiable Loss as described herein, then such Indemnitee shall pay to the Indemnitor an amount equal to such tax savings increased by an amount such that the total payment to be made under this sub-paragraph 1(b)(i), less the amount, if any, of tax savings realized by such Indemnitee for having made such payment under the provisions of this sub-paragraph 1(b)(i), equals the tax savings realized by such Indemnitee by reason of having incurred an Indemnifiable Loss and (ii) in the event that any Indemnitee incurs a tax cost as a result of having received an Indemnity Payment from the Indemnitor or any Insurance Proceeds as a result of having incurred any Indemnifiable Loss as described herein, then the Indemnitor shall pay to such Indemnitee an amount equal such tax cost increased by an amount such that the total payment to be made under this sub-paragraph 1(b)(ii), less the amount, if any, of tax cost incurred by such Indemnitee for having received such payment under the provisions of this sub-paragraph 1(b)(ii), equals the tax cost incurred by such Indemnitee by reason of having received an Indemnity Payment from the Indemnitor or any Insurance Proceeds.





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
         Whenever there is a reasonable basis for claiming a tax savings or minimizing a tax cost by reason of having incurred an Indemnifiable Loss, such Indemnitee shall file its tax returns in a manner designed to realize such savings, or minimize such cost, provided that such Indemnitee shall have the sole responsibility for the preparation of its tax returns and reporting thereon such Indemnifiable Loss and any payments received from InfoSoft, any Insurance Proceeds.

         An Indemnitee shall be deemed actually to have received a tax savings with respect to an Indemnifiable Loss if, and to the extent that, for any taxable year ending on or after the Effective Time of Closing, the aggregate federal, state, local and foreign tax liability actually payable by such Indemnitee and any combined, consolidated, affiliated or unitary group of which such Indemnitee is a member, computed by taking into account any deductions, credits, or other items attributable to an Indemnifiable Loss (including the receipt of an Indemnity Payment with respect thereto and the payment of amounts pursuant to this Agreement and any costs incurred in contesting such Agreement) is less than such aggregate tax liability, computed without regard to such deductions, credits, or other items attributable to an Indemnifiable Loss (including the receipt of an Indemnity Payment with respect thereto and the payment of any amounts pursuant to this Agreement). In the event that, following a payment by an Indemnitee pursuant to this Agreement, in respect of a tax savings, there shall be an adjustment to the amount of such tax savings as a result of an audit or other proceeding, the parties shall take appropriate actions to reflect such adjustment. The term "tax savings" shall also be deemed to include any interest received from a governmental tax authority, net of any federal, state, local or foreign taxes payable thereon.

         An Indemnitee shall be deemed actually to have incurred a tax cost with respect to having received an Indemnity Payment or Insurance Proceeds if, and to the extent that, for any taxable year ending on or after the Effective Time of Closing, the aggregate federal, state, local and foreign tax liability actually payable by such Indemnitee and any combined, consolidated, affiliated or unitary group of which such Indemnitee is a member, computed by taking into account any deductions, credits, or other items attributable to an Indemnity Payment or Insurance Proceeds (including the Indemnity Loss with respect thereto and the payment of amounts pursuant to this agreement and any costs incurred in contesting such Agreement) is greater than such aggregate tax liability, computed without regard to such deductions, credits, or other items attributable to an Indemnity Payment or Insurance Proceeds (including the Indemnity Loss with respect thereto and the payment of any amounts pursuant to this Agreement and any costs incurred in contesting such Agreement). In the event that, following a payment by an Indemnitee, there shall be an adjustment to the amount of such tax savings as a result of an audit or other proceeding, the parties shall take appropriate actions to reflect such adjustment. The term "tax cost" shall also be deemed to include any interest payable to a governmental tax authority, net of any federal, state, local or foreign tax benefit attributable to the payment of such interest thereon.





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2.       Procedure for Indemnification

         (a) If any Indemnitee shall receive notice of the assertion by a person who is not a party to this Agreement of any claim or of the commencement by any such person of any action or proceeding (a "Third Party Claim") with respect to which an Indemnitor may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee shall give the Indemnitor written notice thereof promptly after becoming aware of such Third Party Claim; provided, that the failure of any Indemnitee to give notice as provided herein shall not relieve the Indemnitor of its obligations hereunder, except to the extent that the Indemnitor is actually prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

         (b) The Indemnitor may elect to defend or to seek to settle or compromise, at the Indemnitor's own expense and by the Indemnitor's own counsel, any Third Party Claim. Within 30 days of the receipt of notice from an Indemnitee in accordance with Paragraph 2(a) (or sooner, if the nature of such a Third Party Claim so requires), the Indemnitor shall notify the related Indemnitee if the Indemnitor elects not to defend or not to seek to settle or compromise such Third Party Claim (which elections may be made only in the event of a good faith assertion by the Indemnitor that a claim was inappropriately tendered hereunder, as the case may be). Unless the Indemnitor elects not to assume the defense or not to seek to settle or compromise a Third Party Claim, the Indemnitor shall not be liable to such Indemnitee hereunder for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided, that such Indemnitee shall have the right to employ one counsel to represent such Indemnitee if, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and the Indemnitor exists in respect of such claim, and in that event the fees and expenses of such separate counsel shall be paid by the Indemnitor. If the Indemnitor elects not to defend or to seek to compromise or settle a Third Party Claim, or fails to notify an Indemnitee of its election as provided herein, such Indemnitee may defend or seek to compromise or settle such Third Party Claim. Notwithstanding the foregoing, neither the Indemnitor nor any Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. The Indemnitor shall not consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect of such claim or litigation.

         (c) If the Indemnitor chooses to defend or to seek to compromise or settle any Third Party Claim, the related Indemnitee shall make available to the Indemnitor any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement or compromise and shall otherwise cooperate in the defense, settlement or compromise of such Third Party Claims.





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
         (d) Notwithstanding anything else herein, if any offer of settlement or compromise is received by the Indemnitor with respect to a Third Party Claim and the Indemnitor notifies the related Indemnitee in writing of the Indemnitor's willingness to settle or compromise such Third Party Claim on the basis set forth in such notice and such Indemnitee declines to accept such settlement or compromise, such Indemnitee may continue to contest such Third Party Claim free of any participation by the Indemnitor, at such Indemnitee's sole expense. In such event, the obligation of the Indemnitor to such Indemnitee with respect to such Third Party Claim shall be equal to the lesser of (i) the amount of the offer of settlement or compromise which such Indemnitee declined to accept plus the costs and expenses of such Indemnitee prior to the date the Indemnitor notifies such Indemnitee of the offer to settle or compromise and (ii) the actual out-of-pocket amount such Indemnitee is obligated to pay as a result of such Indemnitee's continuing to contest such Third Party Claim. The Indemnitor shall be entitled to recover (by set-off or otherwise) from any Indemnitee any additional expenses incurred by the Indemnitor as a result of such Indemnitee's decision to continue to contest such Third Party Claim.

         (e) Any claim on account of any Indemnifiable Loss which does not result from a Third Party Claim shall be asserted by written notice by the Indemnitee to the Indemnitor. The Indemnitor shall have a period of 30 days after the receipt of such notice within which to respond thereto. If the Indemnitor does not respond within such 30-day period, the Indemnitor shall be deemed to have accepted that responsibility to make payment and shall have no further right to contest the validity of such a claim. If the Indemnitor does not respond within such 30-day period or rejects such a claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under applicable law.

         (f) If the amount of any Indemnifiable Loss shall, at any time subsequent to payment pursuant to this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnitor.

         (g) Upon the written demand of an Indemnitee, the Indemnitor shall reimburse or advance funds to such Indemnitee for all indemnifiable Losses reasonably incurred by it in connection with investigating or defending any Third Party Claim in advance of its final disposition; provided, that such reimbursement need be made only upon delivery to the Indemnitor of an undertaking by such Indemnitee to repay all amounts so reimbursed or advanced if it shall ultimately be determined that such Indemnitee is not entitled to indemnification hereunder or otherwise.

         (h) In the event of payment by the Indemnitor to any Indemnitee in connection with any Third Party Claim, the Indemnitor shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to any Third Party Claim against any claimant or plaintiff asserting such Third Party Claim. Such Indemnitee shall cooperate with





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
the Indemnitor in a reasonable manner, and at the cost and expense of the Indemnitor, in prosecuting any subrogated right or claim.

3. Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against the Indemnitor; provided, however, that all remedies sought or asserted by an Indemnitee against the Indemnitor with respect to any Indemnifiable Loss shall be limited by and be subject to the provisions of this Agreement.

4. Survival of Indemnities. The obligations of the Indemnitor hereunder shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities with respect to any Indemnifiable Loss of the other related to such assets, businesses, or Liabilities.







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